UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☑    Definitive Additional Materials
☐     Soliciting Material under § 240.14a-12

Vector Group Ltd.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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Vector Group Ltd.

Supplemental Proxy Materials

July 2023



2023 Proxy Summary

- This summary highlights information in the Proxy Statement for the annual meeting of stockholders to be held on July 26, 2023 (the "Proxy Statement") of Vector Group Ltd. (the "Company"). This summary does not contain all the information you should consider, and you should read the entire Proxy Statement carefully before voting.
- The Board of Directors recommends you vote:
  - "**FOR**" the election of each of the nine nominees to the Company's board of directors;
  - "**FOR**" the advisory vote on executive compensation (the "say on pay" vote);
  - "**FOR**" the ratification of appointment of Deloitte & Touche LLP as independent registered public accounting firm for the year ended December 31, 2023;
  - "**ONE YEAR**" for the advisory vote on the frequency of the say on pay vote;
  - "**FOR**" approval of the Company's 2023 Management Incentive Plan; and
  - "**AGAINST**" the advisory vote on a stockholder proposal requesting the Company to amend its governing documents to require the Chairman of the Board of Directors to be an independent director.

Proposal 1 – Nomination and Election of Directors

See page 4 of Proxy Statement

- The Company's Bylaws provide, among other things, that the Board, from time to time, shall determine the number of directors of the Company. The size of the Board is presently set at nine. The present term of office of all directors will expire at the 2023 annual meeting. Nine directors are to be elected at the 2023 annual meeting to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified or until their earlier resignation or removal.
- It is intended that proxies received will be voted "**FOR**" election of the nominees named below unless marked to the contrary. In the event any such person is unable or unwilling to serve as a director, proxies may be voted for substitute nominees designated by the present Board. The Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a director if elected.
- The affirmative vote of the holders of a majority of the votes cast, excluding abstentions and broker non-votes, is required to elect each nominee for director. If a nominee for director does not receive a majority of the votes cast, then that director will promptly tender a resignation notice to the Board, which will, on the recommendation of the corporate responsibility and nominating committee, consider whether to accept or reject the tendered resignation.
- **The Board of Directors recommends that stockholders vote "FOR" election of the nominees named below.**

Nominee	Age	Principal Occupation
Bennett S. LeBow	85	Chairman of the Board; Private Investor
Howard M. Lorber	74	President and Chief Executive Officer
Richard J. Lampen	69	Executive Vice President and Chief Operating Officer
Henry C. Beinstein	80	Partner, Gagnon Securities LLC
Ronald J. Bernstein	70	Non-Executive Chairman of the Board of Managers of Liggett Vector Brands LLC and Senior Advisor to Liggett Group LLC
Paul V. Carlucci	75	Private Investor
Jean E. Sharpe	76	Private Investor
Barry Watkins	58	CEO of Clairvoyant Media Strategies
Wilson L. White	42	Vice President of Government Affairs and Public Policy; Google

Proposal 2 – Advisory Vote on Executive Compensation

See page 43 of Proxy Statement

- The Company is seeking a non-binding advisory vote from its stockholders regarding the compensation of its named executive officers as described in the "Compensation Discussion and Analysis" and the Summary Compensation Table of the Proxy Statement. This proposal is also referred to as the "say on pay vote".

- The Company has designed its compensation programs to closely align the interests of management with the long-term interests of its stockholders, reward employees for producing sustainable growth and profitability, and to attract and retain high caliber talent. The Company believes that its compensation policies and procedures are centered on a pay-for-performance philosophy.

- Approval of the say on pay resolution requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the annual meeting and entitled to vote on the matter.

- The Company currently submits an advisory vote on executive compensation to its stockholders each year. Subject to the result of Proposal 4 (frequency of the say on pay vote), the next such vote will be at the 2024 annual meeting of stockholders.

- **The Board of Directors recommends that stockholders vote "FOR" advisory approval of the Company's executive compensation.**

Proposal 3 – Ratification of Appointment of Independent Registered Public Accounting Firm

See page 44 of Proxy Statement

- The Company asks that stockholders ratify the appointment of Deloitte & Touche LLP, which has been the independent registered public accounting firm for the Company since June 2015, as its independent registered public accounting firm for the year ending December 31, 2023.

- Approval of the ratification of the appointment of Deloitte as the Company's independent registered public accounting firm for the year ending December 31, 2023 requires the affirmative vote of the majority of shares of Common Stock present in person or represented by proxy at the annual meeting and entitled to vote on the matter.

- **The Board of Directors recommends that stockholders vote "FOR" Proposal 3 to ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2023.**

Proposal 4 – Advisory Vote on Frequency on Say on Pay Vote

See page 44 of Proxy Statement

- The Company currently provides its stockholders the ability to cast their non-binding advisory votes on its executive compensation each year. Its stockholders now have the opportunity to again vote on how often they believe the advisory vote on executive compensation (the say on pay vote) should be held in the future. The choices are once: every one year, every two years or every three years.
- After thoughtful consideration, the Board believes that continuing to hold an advisory vote on executive compensation every year is the most appropriate policy for the Company and its stockholders at this time.
- Continuing to hold a say on pay vote every year allows the Company's stockholders to provide the Board with frequent and direct input on the Company's executive compensation philosophy, policies and programs as disclosed in the proxy statement each year.
- Prior to voting on this proposal, the Board encourages you to read the "Compensation Discussion and Analysis," the Summary Compensation Table, the Pay Versus Performance table, the other executive compensation tables, the footnotes to the tables and narrative information accompanying the tables in the Proxy Statement, which more thoroughly discuss the Company's compensation policies and programs.
- Approval of the frequency of holding the say on pay vote requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the annual meeting and entitled to vote on the matter.
- **The Board of Directors recommends a vote for continuing to hold the say on pay vote every ONE YEAR.**

Proposal 5 – Approval of 2023 Management Incentive Plan

See pages 45-51 of Proxy Statement

- Upon recommendation of the compensation and human capital committee, our Board adopted the Vector Group Ltd. 2023 Management Incentive Plan (the "2023 Plan") on June 15, 2023, subject to the approval of our stockholders. A copy of the 2023 Plan is attached as Annex A to the Proxy Statement. If stockholders approve this proposal, the 2023 Plan will be used for equity and non-equity grants made on or after the date of such approval and the 2023 Plan will replace the Vector Group Ltd. Amended and Restated 2014 Management Incentive Plan (the "2014 Plan"). If stockholders approve this proposal, no further grants will be made under the 2014 Plan which expires on February 26, 2024.
- We recommend that stockholders approve the 2023 Plan to permit the continued use of equity-based compensation. Equity-based awards are an important part of our compensation structure and serve the best interests of our stockholders by:
  - aligning the interests of our employees and non-employee directors with those of our stockholders,
  - motivating and rewarding achievement of long-term growth, and
  - enabling us to attract and retain talented employees who are critical to the successful execution of our business strategies.
- In designing the 2023 Plan, the compensation and human capital committee reviewed the provisions of the 2014 Plan and equity plan best practices and approved several new provisions that further strengthen the alignment of the Company's equity grants with stockholder interests.
- The 2023 Plan provides for the Company to grant awards of stock options, stock appreciation rights, restricted stock, restricted stock units, other equity-based awards and cash-based awards.
- Approval of the 2023 Plan requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the annual meeting and entitled to vote on the matter.
- **The Board of Directors recommends that stockholders vote "FOR" Item 5 to approve the 2023 Management Incentive Plan.**

Proposal 6 – Advisory Vote on Stockholder Proposal – Independent Board Chairman

See pages 52-54 of Proxy Statement

- The Company is committed to sound corporate governance policies and practices that enhance stockholder returns. As explained in the Company's definitive proxy statement for its 2022 Annual Meeting, after careful consideration, the Board believes that the proposal to adopt as policies and amend the Company's governing documents to require the separation of the offices of Chairman of the Board and Chief Executive Officer and require that the Chairman of the Board, whenever possible, be an independent member of the Board that is not a former Chief Executive Officer of the Company is not in the best interests of stockholders for the following reasons:
  - the Company's existing leadership structure and governance practices demonstrate the Company's commitment to independent oversight of and by the Board, including a Chairman who is independent under the New York Stock Exchange listing rules and separate from the Company's Chief Executive Officer;
  - the Board should continue to have flexibility to determine the best leadership scheme, rather than being forced to follow a rigid and prescriptive approach; and
  - our stockholders considered and rejected similar proposals at our 2019 and 2022 Annual Meetings.
- **The Board of Directors recommends a vote "AGAINST" Item 6.**

Voting Rights and Solicitation of Proxies

- The presence at the annual meeting or representation by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock will constitute a quorum for the transaction of business. The affirmative vote of holders of a majority of the votes cast, excluding abstentions and broker non-votes, is required for the election of each director. The affirmative vote of the holders of a majority of the shares represented and entitled to vote at the meeting on each matter is required for the advisory approval of the say on pay vote, the ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm, the advisory approval of the frequency of holding the say on pay vote, the approval of the Company's 2023 Management Incentive Plan, and the stockholder's advisory proposal requesting the Company to amend its governing documents to require the Chairman of the Board of Directors to be an independent director, while abstentions will have the effect of votes against each such matter.
- Except for the ratification of the Company's independent registered accounting firm, shares that are held by brokers in retail accounts may only be voted if the broker receives voting instructions from the beneficial owner of the shares. Otherwise, the "broker non-votes" may only be counted toward a quorum and, in the broker's discretion, voted regarding the ratification of auditors. Broker non-votes will have no effect on any of the other matters presented at the annual meeting.

The first paragraph above will replace and supersede the fourth paragraph under the heading "Voting Rights and Solicitation of Proxies" on the first page of the Proxy Statement on Schedule 14A filed with the SEC on June 16, 2023, without admitting the legal necessity or materiality of such disclosures set forth herein. These Supplemental Proxy Materials should be read with the Proxy Statement, and, from and after the date of these Supplemental Proxy Materials, any references to the Proxy Statement will be deemed to be to the Proxy Statement as supplemented by the foregoing. If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote.

Disclaimer

These Supplemental Proxy Materials may contain "forward-looking statements," including any statements that may be contained in these materials that reflect the expectations or beliefs of Vector Group Ltd. (the "Company") with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of the Company, including the risk that changes in the Company's capital expenditures impact its expected free cash flow and the other risk factors described in the Company's annual report on Form 10-K for the year ended December 31, 2022 and the Company's quarterly report on Form 10-Q for the quarterly period ended March 31, 2023, each as filed with the SEC.

Results actually achieved may differ materially from expected results included in these forward-looking statements as a result of these or other factors. Due to such uncertainties and risks, potential investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date on which such statements are made. The Company disclaims any obligation to, and does not undertake to, update or revise and forward-looking statements in these Supplemental Proxy Materials.

These Supplemental Proxy Materials are only a summary of certain information in the Company's Proxy Statement, and shareholders should read the Proxy Statement in its entirety before voting their shares. No reports or documents that are cited or referred to in these Proxy Supplemental Materials shall be deemed to form part of, or to be incorporated by reference into, these Proxy Supplemental Materials.